Exhibit 10.1

FIRST AMENDMENT TO

STANDBY REAL ESTATE PURCHASE, DESIGNATION AND LEASE PROGRAM

THIS FIRST AMENDMENT TO STANDBY REAL ESTATE PURCHASE, DESIGNATION AND LEASE PROGRAM (this “Amendment”) is made and entered into effective as of the 7th day of April, 2022, by and between GPM Portfolio Owner LLC, a Delaware limited liability company (“Purchaser”), and GPM Investments, LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Purchaser and Seller entered into that certain Standby Real Estate Purchase, Designation and Lease Program with an Effective Date of May 3, 2021 (the “Agreement”), for the purchase of real properties operating as convenience stores and gas stations; and

WHEREAS, Purchaser and Seller have agreed to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Recitals. The Recitals set forth above are true and correct and are incorporated herein by reference.

2. Defined Terms. Except as specified to the contrary in this Amendment, all defined terms in this Amendment have the same meaning set forth in the Agreement.

3. Definition of Property. The first paragraph of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

GPM Investments, LLC, a Delaware limited liability company, together with its affiliates under common control (collectively, “Seller”), (i) owns fee simple interests in certain convenience store and gas station real properties and may, from time to time, own fee simple interests in certain cardlock fuel stations and other types/classifications of real property (such convenience store, cardlock and gas station real properties, and other types/classifications of real properties acquired by Seller from time to time, which other types/classifications of real properties to be regarded as an SLB Property or SLB Properties for purposes herein shall be subject to Purchaser’s consent, which consent shall not be unreasonably withheld, are each, an “SLB Property,” and, collectively, the “SLB Properties”), and (ii) may from time to time enter into purchase and sale agreements to acquire fee simple interests in additional convenience store, gas station and cardlock real properties, and other types/classifications of real property (such convenience store, cardlock and gas station real properties, and other types/classifications of real properties, which other types/classifications of real properties to be regarded as an Assigned Property or Assigned Properties for purposes herein shall be subject to Purchaser’s consent, which consent shall not be unreasonably withheld, are each, an “Assigned Property” and, collectively, the “Assigned Properties,” and, collectively with the SLB Properties, the “Properties,” and each individually, as applicable, a “Property”).

4. Term; Exclusivity. Paragraph A of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

A. Term; Exclusivity. During the period commencing on the date first set forth above (the “Effective Date”) and terminating on the date that is two (2) years after the Effective Date (the “Exclusivity Period”), other than with respect to the existing transactions specifically set forth on Schedule 2, Seller shall not sell or designate any Property pursuant to a sale-leaseback (or similar leasing) transaction, without first offering such Property to Seller in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, the Exclusivity Period shall terminate prior to the date that is two (2) years after the Effective Date if, and at such time as, Purchase Agreements (as defined below) for SLB Properties and Designation Agreements (as defined below) for Assigned Properties that have been executed during the second year of the Exclusivity Period, have, in the aggregate, purchase prices equal to or greater than One Billion One Hundred Fifty Million and No/100 Dollars ($1,150,000,000.00).

5. Confidentiality and Non-Disclosure. Paragraph F(4) of the Agreement is hereby amended by replacing the text therein “approximately $1 billion of cumulative Property transactions hereunder” with “over $1 billion of cumulative Property transactions hereunder.”

6. Amendment to Designation Agreement. The form Designation Agreement attached as Exhibit C to the Agreement is hereby amended by deleting Section 3 thereof in its entirety and the following is inserted in lieu thereof:

3. Inspection Period. OSREC’s “Due Diligence Period” shall be the period commencing on the Effective Date and extending until 5:00 pm (Central Time) on [to be 60 days after the Effective Date]. At least ten (10) days prior to the expiration of the Due Diligence Period, Seller shall deliver to Buyer (i) a title commitment with respect to each Property, dated within sixty (60) days of the Effective Date from the Title Company, (each, a “Title Report” and, collectively, the “Title Reports”); (ii) an ALTA survey of each Property, dated within sixty (60) days of the Effective Date, pursuant to a quote approved by OSREC in OSREC’s reasonable discretion (each, a “Survey” and, collectively, the “Surveys”); (iii) a zoning report of each Property, dated within sixty (60) days of the Effective Date, pursuant to a quote approved by OSREC in OSREC’s reasonable discretion (each, a “Zoning Report” and, collectively, the “Zoning Reports”); and (iv) documentation of pollution insurance or other financial assurances for all USTs per RCRA or equivalent state regulations. Prior to the expiration of the Due Diligence Period, OSREC may obtain a phase I environmental site assessment with respect to each Property (each, an “Environmental Report” and, collectively, the “Environmental Reports”). OSREC shall have the right, by notice given to Seller prior to expiration of the Due Diligence Period (“OSREC’s Termination Notice”) to terminate this Agreement with respect to any Property (i) for which any matter or matters identified in the Title Report, Survey and/or Zoning Report for such Property would adversely affect in any significant respect the value or operation of such Property; (ii) for which the Environmental Report identifies (a) existing material violations of any Environmental Law, (b) any material data gaps that are deemed to be significant or significant additional investigation deemed to be warranted in the opinion of the licensed environmental professional, or (c) material site contamination conditions that require corrective action for which Tenant and/or OSREC may become liable under applicable Environmental Law (each, an “Environmental Defect”); provided, however, that (i) OSREC shall not have the right to terminate a Property with respect to the conditions set forth in clauses (b) and (c) if, prior to the expiration of the Due Diligence Period, Tenant agrees to resolve, or cause to be resolved, all such Environmental Defects after Closing in a manner and timeframe reasonably acceptable to OSREC, pursuant to a side letter agreement, the form and substance of which shall be reasonably agreed upon and acceptable to OSREC and Tenant prior to the expiration of the Due Diligence Period, and the execution of which shall be a condition to Closing pursuant to Section 4 hereof, and (ii) if OSREC delivers an OSREC’s Termination Notice to terminate a Property with respect to the conditions set forth in clauses (a) through (c) (an “Environmental Property”) (which OSREC may only do with respect to a Property for which a resolution cannot be obtained pursuant to the immediately prior subjection (i)), Tenant may, within ten (10) days’ of its receipt of such OSREC’s Termination Notice, designate to OSREC a Replacement Property (as defined in, and pursuant to the terms of, the Substitution Rights Letter (as hereinafter defined)) for such Environmental Property, which Replacement Property must satisfy all of the Substitution Conditions (as defined in the Substitution Rights Letter), in which case, OSREC shall either purchase the Environmental Property pursuant to the terms of this Agreement or, to the extent practicable, shall purchase the applicable Replacement Property prior to Closing, and the applicable Replacement Property Closing (as defined in the Substitution Rights Letter) would be required to occur within ninety (90) days following the Closing (with such ninety (90) day period being subject to a thirty (30) day extension in the event of any delay in obtaining the Title Commitment, Survey, Environmental Report or Zoning Report for such Replacement Property), provided, further, that (x) in the event such Replacement Property designated by Tenant fails to satisfy all of the Substitution Conditions, Tenant shall have an additional ten (10) day period following notice from OSREC of such failure in which to designate to OSREC another Replacement Property which must satisfy all of the Substitution Conditions, and (y) in the event Tenant fails to designate a Replacement Property to OSREC meeting the Substitution Conditions within the aforesaid time periods, OSREC will have the right to require Tenant to purchase the Environmental Property from OSREC for the applicable Allocated Purchase Price, and in connection with the sale of such Environmental Property by OSREC to Tenant, Tenant shall pay or reimburse (as applicable) OSREC’s actual out-of-pocket costs and expenses (including without limitations transfer taxes and all other taxes and reasonable legal fees and expenses), solely as and to the extent provided under Section C(1) of the Substitution Rights Letter with respect to what Tenant would be responsible for in connection with a Replacement Property Closing (as defined in the Substitution Rights Letter) under the Substitution Rights Letter; or (iii) if there are violations of any health codes, building codes or the Americans with Disabilities Act, or life-safety violations (each, a “PCR Defect”), as identified in a current customary property condition report (the “PCR”), provided, however, that OSREC shall not have the right to terminate a Property pursuant to this clause (iii) if, prior to the expiration of the Due Diligence Period, Tenant agrees to resolve, or cause to be resolved, all PCR

Defects after Closing in a manner and timeframe reasonably acceptable to OSREC, pursuant to a side letter agreement, the form and substance of which shall be reasonably agreed upon and acceptable to OSREC and Tenant prior to the expiration of the Due Diligence Period, and the execution of which shall be a condition to Closing pursuant to Section 4 hereof. Notwithstanding the foregoing, OSREC hereby acknowledges and confirms that it has, as of the date hereof, (i) reviewed the Title Reports, Surveys, and Zoning Reports for the Properties, and accordingly OSREC will not provide an OSREC Termination Notice for any of the Properties based on the Title Reports, Surveys, and Zoning Reports, provided, however, that, [add carve-outs], and (ii) reviewed the Environmental Reports, and based on that review is satisfied with the foregoing with the exception of the Properties listed on Schedule C attached hereto, which Properties remain subject to ongoing diligence by OSREC including the anticipated diligence next steps as noted on the attached Schedule C (collectively, the “Environmental Review Properties”), and accordingly OSREC will not provide an OSREC Termination Notice for any of the Properties based on the Environmental Reports except with respect to the Environmental Review Properties. Upon delivery of OSREC’s Termination Notice, this Agreement shall be deemed terminated solely with respect to the Property or Properties identified in OSREC’s Termination Notice, the Purchase Price shall be reduced by the applicable Allocated Purchase Price attributable to such Property or Properties, and thereafter the parties shall have no further rights or obligations under this Agreement with respect to the applicable Property or Properties except for those that expressly survive termination. Notwithstanding anything to the contrary in the foregoing, in no event shall OSREC have the right to terminate this Agreement under this Section 3 with respect to less than all of the Properties unless Tenant has the right under the Contract to terminate the Contract solely as to such Properties, provided, however, that if Tenant does not have the right under the Contract to terminate the Contract solely as to such Properties identified in OSREC’s Termination Notice, OSREC shall have the right during the Due Diligence Period to terminate this Agreement in its entirety.

7. Conflict. If there is a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall control.

8. Ratification. Except as herein expressly amended, each and every other term of the Agreement shall remain unchanged and in full force and effect without modification, and Purchaser and Seller hereby ratify and affirm the same.

9. Counterparts. This Amendment may be executed in several counterparts, all of which are identical and all of which counterparts together shall constitute one and the same document. This Amendment may be executed by facsimile or other electronic signature.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date set forth above.

PURCHASER:
GPM Portfolio Owner LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

ACKNOWLEDGED AND AGREED:

OAK STREET REAL ESTATE CAPITAL NET LEASE PROPERTY FUND, LP

By:	Oak Street Real Estate Capital Net Lease Property Fund GP, LLC, its general partner

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

Signature Page to First Amendment to Standby Real Estate Purchase, Designation and Lease Program

SELLER:
GPM Investments, LLC, a Delaware limited liability company

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:	CEO

By:	/s/ Eyal Nuchamovitz
Name:	Eyal Nuchamovitz
Title:	EVP

Signature Page to First Amendment to Standby Real Estate Purchase, Designation and Lease Program